Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated February 5, 2014

Invesco PowerShares

powerSHARES Xchange Traded Notes

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# JAPANESE GOVERNMENT BONDS

**JGBT** | PowerShares DB **3x Japanese Govt Bond Futures** ETN
**JGBL** | PowerShares DB **Japanese Govt Bond Futures** ETN
**JGBS** | PowerShares DB **Inverse Japanese Govt Bond Futures** ETN
**JGBD** | PowerShares DB **3x Inverse Japanese Govt Bond Futures** ETN

The PowerShares DB 3x Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBT), PowerShares DB Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBL) (collectively, the "PowerShares DB JGB Futures ETNs") and the PowerShares DB Inverse Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBS) and PowerShares DB 3x Inverse Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBD) (collectively, the "PowerShares DB Inverse JGB Futures ETNs", together with the PowerShares DB JGB Futures ETNs, the "ETNs") provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a long Japanese sovereign bond futures index or a short Japanese sovereign bond futures index, respectively.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London Branch.

The PowerShares DB JGB Futures ETNs are based on the DB USD JGB Futures Index (the "Long JGB Futures Index"), which is intended to measure the performance of a notional long position in 10-year JGB Futures. The PowerShares DB Inverse JGB Futures ETNs are based on the DB USD Inverse JGB Futures Index (the "Short JGB Futures Index"), which is intended to measure the performance of a notional short position in 10-year JGB Futures. The underlying assets of 10-year JGB Futures are Japanese-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the monthly returns or three times the monthly returns from the relevant JGB futures index with the returns of the DB 3-Month T-Bill Index (the "TBill Index"), less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

**JGB Futures**: Fact Sheet | Prospectus

**Inverse JGB Futures**: Fact Sheet | Prospectus

Download Historical Repurchase Value

**Financial Details**

| | JGBL | JGBT | JGBS | JGBD |
|---|---|---|---|---|
| **Last Update** | 2/4/2014 12:00 AM EST | 2/4/2014 12:00 AM EST | 2/4/2014 3:54 PM EST | 2/4/2014 3:53 PM EST |
| **Price** | 21.00 | 24.11 | 18.93 | 16.94 |
| **Indicative Intra-day Value** | 21.16 | 23.93 | 18.89 | 16.96 |

| | | | | |
|---|---|---|---|---|
| **Last End of Day Repurchase Value**[1] | 21.1593 | 23.9079 | 18.897 | 16.9792 |
| **Last Date for End of Day Value** | 2/3/2014 | 2/3/2014 | 2/3/2014 | 2/3/2014 |

## ETN & Index Data

### Ticker Symbols

| | |
|---|---|
| 3x JGB Futures | JGBT |
| JGB Futures | JGBL |
| Inverse JGB Futures | JGBS |
| 3x Inverse JGB Futures | JGBD |

### Intraday Indicative Value Symbols

| | |
|---|---|
| 3x JGB Futures | JGBTIV |
| JGB Futures | JGBLIV |
| Inverse JGB Futures | JGBSIV |
| 3x Inverse JGB Futures | JGBDIV |

### CUSIP Symbols

| | |
|---|---|
| 3x JGB Futures | 25154W209 |
| JGB Futures | 25154W308 |
| Inverse JGB Futures | 25154P170 |
| 3x Inverse JGB Futures | 25154P188 |

### Details

| | |
|---|---|
| ETN price at inception | $20.00 |
| Inception date | 3/22/2011 |
| Inception date (Inverse) | 11/08/2011 |
| Maturity date | 3/31/2021 |
| Maturity date (Inverse) | 11/30/2021 |
| Yearly investor fee (JGBT) | 0.95% |
| Yearly investor fee (JGBL) | 0.50% |
| Yearly investor fee (JGBS) | 0.50% |
| Yearly investor fee (JGBD) | 0.95% |
| Leverage Reset Frequency | Monthly |
| Listing exchange | NYSE Arca |
| DB USD JGB Futures Index | DBBNJGBL |
| DB USD Inverse JGB Futures Index | DBBNJGBS |

### Issuer

Deutsche Bank AG, London Branch
Senior Unsecured Obligations

### Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure
- Credit risk of the issuer
- Issuer call right
- Potential lack of liquidity

### Benefits

- Leveraged or unleveraged long or short notes
- Relatively low cost
- Intraday access
- Listed

## Long ETN & Index History(%)

| As of 12/31/2013 | 1 Year | 3 Year | 5 Year | 10 Year | ETN Inception |
|---|---|---|---|---|---|
| **ETN Repurchase Value**[1] | | | | | |
| Japanese Government Bond | 0.96 | - | - | - | 1.59 |
| 3x Japanese Government Bond | 3.11 | - | - | - | 5.23 |
| **ETN Market Price**[2] | | | | | |
| Japanese Government Bond | 1.01 | - | - | - | 0.74 |
| 3x Japanese Government Bond | 3.38 | - | - | - | 2.44 |
| **Index History** | | | | | |
| Long JGB Futures Index | 1.39 | 1.90 | - | - | 2.05 |
| **Comparative Indexes**[3] | | | | | |
| S&P 500 Index | 32.39 | 16.18 | - | - | 16.12 |
| Barclays U.S. Aggregate | -2.02 | 3.26 | - | - | 3.28 |

## Short ETN & Index History(%)

| As of 12/31/2013 | 1 Year | 3 Year | 5 Year | 10 Year | ETN Inception |
|---|---|---|---|---|---|
| **ETN Repurchase Value**[1] | | | | | |
| Inverse JGB Futures | -2.00 | - | - | - | -2.13 |
| 3x Inverse JGB Futures | -5.70 | - | - | - | -5.98 |
| **ETN Market Price**[2] | | | | | |
| Inverse JGB Futures | -1.07 | - | - | - | -0.59 |
| 3x Inverse JGB Futures | -5.63 | - | - | - | -2.25 |
| **Index History** | | | | | |
| Short JGB Futures Index | -1.59 | -2.06 | - | - | -1.71 |
| **Comparative Indexes**[3] | | | | | |
| S&P 500 Index | 32.39 | 16.18 | - | - | 23.69 |
| Barclays U.S. Aggregate | -2.02 | 3.26 | - | - | 1.25 |

## Index Weights

**As of 2/4/2014**

| Contract | Contract Expiry Date | Weight (%) |
|---|---|---|
| JPN 10Y BOND FUTURE | 3/11/2014 | 100.00 |

Source: Invesco PowerShares, Bloomberg L.P.

[1] ETN repurchase value performance figures reflect repurchase value, which would require investors to have a minimum number of shares (found in pricing supplement). Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Investors holding less than the minimum number of shares required to effect a repurchase would have to sell their shares at prevailing market prices, which may be at a discount to the repurchase value. See "ETN Market Price" in this table. ETN repurchase value is based on a combination of three times the monthly returns,
for the 3x JGB Futures ETNs, or the monthly returns, for the
JGB Futures ETNs, from the Long JGB Futures Index plus the
monthly returns from the T-Bill Index and three times the
monthly returns, for the 3x Inverse JGB Futures ETNs, or the monthly returns, for the Inverse JGB Futures ETNs, from the
Short JGB Futures Index plus the monthly returns from the T-
Bill Index, resetting monthly as per the formula applied to the
ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United
States Treasury bills on a rolling basis.

Short JGB Futures Index history and the Long JGB Futures
Index history is for illustrative purposes only and does not represent actual performance of PowerShares DB Inverse JGB
Futures ETNs and PowerShares DB JGB Futures ETNs,
respectively. The inception date of the Long JGB Futures
Index and the Short JGB Futures Index is September 20,
2010.

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE
RESULTS.

(2)ETN market price performance is calculated using the change in the bid/ask midpoint at 4 p.m. ET expressed as a
percentage change from the beginning to the end of the
specified time period.

(3)The SandP 500([R]) Index is an unmanaged index used as a
measurement of change in stock market conditions based on
the performance of a specified group of common stocks. The
Barclays U.S. Aggregate Index is an unmanaged index
considered representative of the U.S. investment-grade,
fixed-rate bond market. Index history does not reflect any
transaction costs or expenses. Indexes are unmanaged, and
you cannot invest directly in an index.

Important Risk Considerations
Each security offers investors exposure to the month-
over-month performance of its respective index
measured from the first calendar day to the last
calendar day of each month and the amount you
receive at maturity (or upon an earlier repurchase) will
be contingent upon each monthly performance of the
respective index during the term of the ETNs. The
leveraged ETNs may not be suitable for investors
seeking an investment with a term greater than the
time remaining to the next monthly reset date and
should be used only by knowledgeable investors who
understand the potential adverse consequences of
seeking longer-term leveraged investment results by
means of securities that reset their exposure monthly,
resulting in the compounding of monthly returns.
Investing in the ETNs is not equivalent to a direct
investment in the applicable index or index
components. The principal amount is also subject to
the monthly application of the investor fee, which can
adversely affect returns. There is no guarantee that
you will receive at maturity, or upon an earlier
repurchase, your initial investment back or any return
on that investment. Significant adverse monthly
performances of your ETNs may not be offset by any
beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the
ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than
ordinary unsecured debt securities and have no
principal protection. Risks of investing in the ETNs include limited portfolio diversification, full principal at risk, trade price fluctuations, illiquidity and leveraged losses. The
investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the
relevant index has increased. If at any time the repurchase
value of the ETNs is zero, the relevant ETNs will be
accelerated and you will lose your entire investment in such
ETNs. As described in the pricing supplement, Deutsche Bank
may redeem the ETNs for an amount in cash equal to the
repurchase value.

The ETNs may be sold throughout the day on NYSE Arca
through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with
Deutsche Bank AG, London Branch, as specified in the
applicable pricing supplement. Ordinary brokerage
commissions apply. Sales in the secondary market may result
in losses.

The ETNs provide concentrated exposure to notional positions in 10-year JGB futures contracts. The market value of the
ETNs may be influenced by many unpredictable factors,
including, among other things, changes in supply and demand
relationships, changes in interest rates, changes in currency exchange rates, and monetary and other governmental
actions, each in the U.S. or Japan.

The 3x JGB Futures ETN and the 3x Inverse JGB Futures ETN
are leveraged investments. As such, they are likely to be
more volatile than unleveraged investments. There is also a
greater risk of loss of principal associated with leveraged
investments than with unleveraged investments.

An investment in the ETNs involves risks, including the
loss of some or all of the principal amount. For a
description of the main risks, see "Risk Factors" in the
applicable pricing supplement and the accompanying
prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose
Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbxus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you
may request a prospectus by calling 800.983.0903 | 877.369.4617, or you may
request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. nor Invesco PowerShares is affiliated with Deutsche Bank.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

http://beta.powersharesetns.com/portal/site/etns/japanfixedincome

2/5/2014